Exhibit 10.1

 2009 E. Windmill Ln

Las Vegas, NV 89123

702-708-1111

March 26, 2020

Dear Valued Vendor,

Amidst COVID-19 we have had to scale back our staff due to quarantine. At this time, we will be cancelling all upcoming and future vendor payments until further notice. Once the quarantine is over, we will be reaching out to schedule payments in the same order they are currently scheduled.

We understand this is bad timing, but we are hoping you can understand.

If you have any questions, please feel free to reach out to us. You can send your emails to accounting@nvorganicremedies.com.

We appreciate your business. Please stay safe and healthy.

Thank you,

Sherri Spyhalski

Accounting Manager

sspyhalski@nvorganicremedies.com

702-708-1111 X107

206-914-8574 (cell)